Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@abglobal.com	Jonathan Freedman, Media 212.823.2687 jonathan.freedman@abglobal.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES THIRD QUARTER RESULTS
GAAP Diluted Net Income of $0.46 per Unit
Adjusted Diluted Net Income of $0.51 per Unit
Cash Distribution of $0.51 per Unit

New York, NY, October 25, 2017 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended September 30, 2017.
"I’m pleased with how we were able to extend our strong momentum in the third quarter,” said Seth P. Bernstein, President and CEO of AllianceBernstein. “Firmwide gross sales were $20 billion for the second consecutive quarter and we garnered another $4.9 billion in active net flows. This brings our year-to-date total to $13.5 billion, with positive active net flows to all three of our client channels.”

(US $ Thousands except per Unit amounts)	3Q 2017	3Q 2016	3Q 2017 vs 3Q 2016 % Change	2Q 2017	3Q 2017 vs 2Q 2017 % Change

U.S. GAAP Financial Measures
Net revenues	$812,150	$747,591	8.6%	$802,313	1.2%
Operating income	$162,027	$185,309	(12.6)%	$162,537	(0.3%)
Operating margin	17.9%	22.7%	(480 bps)	18.1%	(20 bps)
AB Holding Diluted EPU	$0.46	$0.52	(11.5)%	$0.43	7.0%

Adjusted Financial Measures (1)
Net revenues	$660,564	$613,380	7.7%	$649,541	1.7%
Operating income	$165,393	$148,656	11.3%	$162,326	1.9%
Operating margin	25.0%	24.2%	80 bps	25.0%	- bps
AB Holding Diluted EPU	$0.51	$0.45	13.3%	$0.49	4.1%
AB Holding cash distribution per Unit	$0.51	$0.45	13.3%	$0.49	4.1%

(US $ Billions)
Assets Under Management
Ending AUM	$534.9	$490.2	9.1%	$516.6	3.5%
Average AUM	$526.6	$492.0	7.0%	$507.7	3.7%

(1) The adjusted financial measures are all non-GAAP financial measures. See page 11 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 12-13 for notes describing the adjustments.

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Bernstein continued: "It’s clear to me that AB is on the right track with our long-term strategy to deliver differentiated return streams to our clients, commercialize and scale our diverse set of offerings and focus relentlessly on managing expenses and finding new efficiencies throughout the organization. With two-thirds of our active equity assets and 91% of our fixed income assets in outperforming strategies across multiple time periods, we’re both attracting and retaining client assets at rates we haven’t seen in years. In our Retail channel - where more than half of our US funds and three-quarters of our Lux funds are ranked 4 and 5 stars by Morningstar - gross sales of $13.9 billion were our highest since the second quarter of 2013, and net flows have been positive every month so far this year. In Institutional, net flows were positive for the second consecutive quarter and our redemption rate is at a 12-year low. We also keep making progress in our efforts to commercialize and scale our business. AB Income, a closed-end fund we converted to open-end status last year, is one example. With 1st percentile performance in Morningstar’s Intermediate Bond category for the 10-year period, it’s our number one US Retail fund by net flows year-to-date, at $900 million, and ranks 29th out of 287 funds by net flows. In Private Wealth, our suite of targeted services is driving significant growth with our most affluent clients. With the launch of our first Business Development Corporation (BDC), a private credit vehicle, and International Research Insights (IRI), a new concentrated equity offering, we surpassed $6 billion in total deployed and committed targeted services assets in the third quarter. And on the sell-side, our showing in the 2017 Institutional Investor All-America Research Team survey reflects our strong standing with institutional clients. Eight Bernstein teams ranked #1, up from six teams last year. Finally, with regards to operating efficiency, by generating higher revenue growth than expense growth during the quarter, we were able to expand our adjusted operating margin by 80 basis points year-on-year, to 25%.”
Bernstein concluded: "Six months into my tenure here, I’m confident AB is doing all the right things to position us competitively for a future of success. I look forward to seeing what we can accomplish together from here.”
The firm’s cash distribution per unit of $0.51 is payable on November 16, 2017, to holders of record of AB Holding Units at the close of business on November 6, 2017.
Market Performance
US and global equity and fixed income markets were higher in the third quarter. The S&P 500’s total return was 4.5% in the third quarter and the MSCI EAFE Index’s total return was 5.5%. The Bloomberg Barclays US Aggregate Index returned 0.9% during the third quarter and the Bloomberg Barclays Global Aggregate ex US Index’s total return was 2.5%.

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Assets Under Management ($ Billions)
Total assets under management as of September 30, 2017 were $534.9 billion, up $18.3 billion, or 3.5%, from June 30, 2017, and up $44.7 billion, or 9.1%, from September 30, 2016.

	Institutional	Retail	Private Wealth Management	Total
Assets Under Management 9/30/17	$260.0	$185.7	$89.2	$534.9
Net Flows for Three Months Ended 9/30/17:
Active	$1.0	$3.7	$0.2	$4.9
Passive	0.4	(0.7)	(0.1)	(0.4)
Total	$1.4	$3.0	$0.1	$4.5

Total net inflows were $4.5 billion in the third quarter, compared to net inflows of $4.7 billion in the previous quarter, and net outflows of $15.3 billion in the prior year period, which included $6.7 billion in outflows related to the conclusion of our Rhode Island CollegeBound 529 fund relationship; and $7.6 billion in outflows related to the termination of an Institutional alternative investment portfolio.
Net inflows to the Institutional channel were $1.4 billion in the third quarter, compared to net inflows of $1.2 billion in the prior quarter. Institutional gross sales of $3.3 billion decreased 18% from the second quarter’s $4.0 billion. The pipeline of awarded but unfunded Institutional mandates increased sequentially from $4.6 billion to $14.0 billion at September 30, 2017, driven by an $8.2 billion Customized Retirement Strategies addition.
The Retail channel experienced third quarter net inflows of $3.0 billion, compared to $3.2 billion of net inflows in the prior quarter. Retail gross sales of $13.9 billion increased 3% compared to the second quarter's $13.5 billion.
In the Private Wealth channel, net inflows of $0.1 billion compared to $0.3 billion of net inflows in the prior quarter. Private Wealth gross sales of $2.8 billion decreased 3% from the second quarter’s $2.9 billion.
Third Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance, and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, real estate consolidation charges/credits and other adjustment items. Similarly, we believe that this non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as substitutes for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Since the third quarter of 2012, Available Cash Flow has been the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines with concurrence of the Board of Directors that one or more of the non-GAAP adjustments that are made for adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings
Net revenues of $812 million increased 9% compared to the third quarter of 2016 due to higher investment advisory base fees, distribution revenues, net dividend and interest income and investment gains, partially offset by lower Bernstein Research revenues. Sequentially, net revenues increased 1% due to higher investment advisory base fees and distribution revenues, partly offset by lower performance-based fees, investment gains, net dividend and interest income and Bernstein Research revenues. Bernstein Research revenues decreased 2% year-over-year and 1% sequentially, in both cases predominantly the result of a decrease in client activity in the US. Third quarter 2017 investment gains include the $3.9 million write-down of an oil and gas investment.
Operating expenses were $650 million for the third quarter of 2017, up 16% year-over-year, due to higher general and administrative (“G&A”), total employee compensation and benefits and promotion and servicing expenses. Additionally, the prior year quarter included a $21.1 million credit to G&A resulting from the reversal of a contingent payment liability related to an acquisition. Within G&A, the increase was primarily due to the reserving of a $19.7 million future early termination outsourcing agreement payment, higher real estate charges and higher expenses related to our consolidated company-sponsored investment funds, partially offset by a $4.7 million value-added tax (VAT) refund credit. During the third quarter of 2017, we recorded an $18.7 million non-cash real estate charge compared to a $0.1 million non-cash real estate credit in the third quarter of 2016. Total employee compensation and benefits expense increased due to higher incentive compensation and fringes, partially offset by lower commissions. Within promotion and servicing, higher distribution related payments were partially offset by lower amortization of deferred sales commissions.
On a sequential basis, operating expenses increased 2% due to higher G&A and total employee compensation and benefits expenses. Within G&A, the increase was due to the $19.7 million early termination outsourcing agreement reserve discussed above that was partially offset by the $4.7 million VAT refund credit and lower real estate charges. The $18.7 million non-cash real estate charge during the quarter compares to a $20.7 million non-cash real estate charge in the second quarter of 2017. Within total employee compensation and benefits, higher incentive compensation and commissions were partially offset by lower severance costs. Promotion and servicing expense was flat, with higher distribution related payments and transfer fees offsetting lower marketing and travel and entertainment expenses.
Operating income of $162 million for the third quarter of 2017 decreased 13% from $185 million for the third quarter of 2016 and decreased 1% from $163 million in the second quarter of 2017.
Diluted net income per Unit for the third quarter of 2017 was $0.46 compared to $0.52 in the third quarter of 2016 and $0.43 in the second quarter of 2017.

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Non-GAAP Earnings
This section discusses our third quarter 2017 non-GAAP financial results, as compared to the third quarter of 2016 and the second quarter of 2017. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Adjusted net revenues of $661 million were up 8% compared to the third quarter of 2016 due to higher investment advisory base fees and net dividend and interest income, partially offset by investment losses compared to investment gains during the prior year period, lower Bernstein Research revenues and higher net distribution expense. Sequentially, adjusted net revenues were up 2%, driven by higher investment base advisory fees, partially offset by lower performance-based fees and Bernstein Research revenues. The third quarter 2017 investment losses were attributed to the $3.9 million write-down of an oil and gas investment.
Adjusted operating expenses were $495 million for the third quarter, up 7% from the prior-year period due to higher G&A, total employee compensation and benefits and interest expenses. Within G&A, the increase was primarily due to the reserving of a $19.7 million future early termination outsourcing agreement payment that was partially offset by the $4.7 million VAT refund credit. Total employee compensation and benefits increased due to higher incentive compensation.
Sequentially, adjusted operating expenses were up 2%, driven by higher G&A and total employee compensation and benefits expenses, partly offset by lower promotion and servicing expense. The sequential increase in G&A was due to the $19.7 million early termination outsourcing agreement reserve discussed above that was partially offset by the $4.7 million VAT refund credit. The increase in total employee compensation and benefits expense was driven by higher incentive compensation and commissions, partly offset by lower severance costs. Within promotion and servicing, the decrease was driven by lower seasonal marketing and travel and entertainment expenses.
Adjusted operating income of $165 million increased 11% from $149 million for the third quarter of 2016, and the adjusted operating margin increased 80 basis points to 25.0% from 24.2%. On a sequential basis, adjusted operating income increased 2% from $162 million, and the adjusted operating margin was flat.
Adjusted diluted net income per Unit of $0.51 was up from $0.45 in the third quarter of 2016 and $0.49 in the second quarter of 2017.
Headcount
As of September 30, 2017, we had 3,468 employees, compared to 3,454 employees as of both September 30, 2016 and June 30, 2017.
Unit Repurchases
During the three and nine months ended September 30, 2017, we purchased 0.3 million and 5.9 million AB Holding Units for $6.9 million and $134.6 million, respectively (on a trade date basis). These amounts reflect open-market purchases of 0.3 million and 5.2 million AB Holding Units for $6.8 million and $117.1 million, respectively, with the remainder relating to purchases of AB Holding Units from employees to allow them to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards. Purchases of AB Holding Units reflected on the condensed consolidated statements of cash flows are net of AB Holding Unit purchases by employees as part of a distribution reinvestment election.

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Third Quarter 2017 Earnings Conference Call Information
Management will review Third Quarter 2017 financial and operating results during a conference call beginning at 8:00 a.m. (ET) on Wednesday, October 25, 2017. The conference call will be hosted by Seth P. Bernstein, President and Chief Executive Officer, and John C. Weisenseel, Chief Financial Officer.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at http://alliancebernstein.com/corporate/investor-relations/home.htm at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (866) 556-2265 in the U.S. or (973) 935-8521 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 94559316.
The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of Third Quarter 2017 financial and operating results on October 25, 2017.
AB will be providing live updates via Twitter during the conference call. To access the tweets, follow AB on Twitter: @AB_insights. Also, in the future, AB may provide public disclosures to investors via Twitter and other appropriate internet-based social media.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call and will be available on AB’s website for one week. An audio replay of the conference call will also be available for one week. To access the audio replay, please call (855) 859-2056 in the US, or (404) 537-3406 outside the US, and provide the conference ID #: 94559316.
Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2016 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s financial condition, results of operations and business prospects.

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The forward-looking statements referred to in the preceding paragraph include statements regarding:

•
The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated.

•
The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards is dependent upon various factors, some of which are beyond our control, including the fluctuation in the price of a Holding Unit and the availability of cash to make these purchases.

Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, currently 39.6%.
About AB
AB is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of September 30, 2017, AB Holding owned approximately 35.2% of the issued and outstanding AB Units and AXA, a worldwide leader in financial protection, owned an approximate 64.9% economic interest in AB.
Additional information about AB may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	3Q 2017	3Q 2016	3Q 2017 vs. 3Q 2016 % Change	2Q 2017	3Q 2017 vs. 2Q 2017 % Change

GAAP revenues:
Base fees	$538,552	$487,153	10.6%	$516,485	4.3%
Performance fees	4,555	2,240	103.3%	14,678	(69.0%)
Bernstein research services	108,385	110,885	(2.3%)	109,470	(1.0%)
Distribution revenues	106,042	97,625	8.6%	100,149	5.9%
Dividends and interest	17,619	9,908	77.8%	19,348	(8.9%)
Investments gains (losses)	18,808	17,606	6.8%	24,113	(22.0%)
Other revenues	24,902	24,240	2.7%	24,265	2.6%
Total revenues	818,863	749,657	9.2%	808,508	1.3%
Less: interest expense	6,713	2,066	224.9%	6,195	8.4%
Total net revenues	812,150	747,591	8.6%	802,313	1.2%

GAAP operating expenses:
Employee compensation and benefits	329,777	316,737	4.1%	327,862	0.6%
Promotion and servicing
Distribution-related payments	108,284	95,844	13.0%	102,756	5.4%
Amortization of deferred sales commissions	7,629	9,787	(22.0%)	8,307	(8.2%)
Trade execution, marketing, T&E and other	48,088	47,205	1.9%	53,235	(9.7%)
General and administrative
General & administrative	128,712	106,504	20.9%	117,462	9.6%
Real estate charges (credits)	18,655	(140)	n/m	20,747	(10.1%)
Contingent payment arrangements	(140)	(21,129)	(99.3%)	178	n/m
Interest on borrowings	2,105	1,009	108.6%	2,254	(6.6%)
Amortization of intangible assets	7,013	6,465	8.5%	6,975	0.5%
Total operating expenses	650,123	562,282	15.6%	639,776	1.6%

Operating income	162,027	185,309	(12.6%)	162,537	(0.3%)

Income taxes	4,547	11,578	(60.7%)	10,265	(55.7%)

Net income	157,480	173,731	(9.4%)	152,272	3.4%

Net income (loss) of consolidated entities attributable to non-controlling interests	16,526	15,696	5.3%	17,169	(3.7%)

Net income attributable to AB Unitholders	$140,954	$158,035	(10.8%)	$135,103	4.3%

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	3Q 2017	3Q 2016	3Q 2017 vs. 3Q 2016 % Change	2Q 2017	3Q 2017 vs. 2Q 2017 % Change

Equity in Net Income Attributable to AB Unitholders	$49,055	$55,925	(12.3%)	$47,947	2.3%
Income Taxes	5,877	5,667	3.7%	6,206	(5.3%)
Net Income	43,178	50,258	(14.1%)	41,741	3.4%

Additional Equity in Earnings of Operating Partnership (1)	136	221	(38.5%)	137	(0.7%)
Net Income - Diluted	$43,314	$50,479	(14.2%)	$41,878	3.4%
Diluted Net Income per Unit	$0.46	$0.52	(11.5%)	$0.43	7.0%
Distribution per Unit	$0.51	$0.45	13.3%	$0.49	4.1%

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	3Q 2017	3Q 2016	3Q 2017 vs. 3Q 2016 % Change	2Q 2017	3Q 2017 vs. 2Q 2017 % Change
AB L.P.
Period-end	265,824,057	267,058,919	(0.5%)	265,714,086	—%
Weighted average - basic	265,584,566	268,133,568	(1.0%)	268,301,889	(1.0%)
Weighted average - diluted	265,984,518	268,723,330	(1.0%)	268,732,079	(1.0%)
AB Holding L.P.
Period-end	93,626,313	94,816,915	(1.3%)	93,503,142	0.1%
Weighted average - basic	93,374,340	95,890,662	(2.6%)	96,061,547	(2.8%)
Weighted average - diluted	93,774,292	96,480,424	(2.8%)	96,491,737	(2.8%)

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | September 30, 2017
($ billions)
Ending and Average	Three Months Ended
	9/30/17	9/30/16
Ending Assets Under Management	$534.9	$490.2
Average Assets Under Management	$526.6	$492.0

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$252.9	$177.3	$86.4	$516.6
Sales/New accounts	3.3	13.9	2.8	20.0
Redemption/Terminations	(2.0)	(9.4)	(2.5)	(13.9)
Net Cash Flows	0.1	(1.5)	(0.2)	(1.6)
Net Flows	1.4	3.0	0.1	4.5
Investment Performance	5.7	5.4	2.7	13.8
End of Period	$260.0	$185.7	$89.2	$534.9

Three-Month Changes By Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Other (2)	Total
Beginning of Period	$124.5	$50.1	$236.6	$39.2	$9.9	$56.3	$516.6
Sales/New accounts	5.8	0.7	10.4	1.6	0.1	1.4	20.0
Redemption/Terminations	(4.7)	(0.2)	(6.5)	(1.7)	(0.1)	(0.7)	(13.9)
Net Cash Flows	(0.2)	(0.8)	(0.2)	—	(0.1)	(0.3)	(1.6)
Net Flows	0.9	(0.3)	3.7	(0.1)	(0.1)	0.4	4.5
Investment Performance	6.3	2.5	2.7	0.3	0.1	1.9	13.8
End of Period	$131.7	$52.3	$243.0	$39.4	$9.9	$58.6	$534.9

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$0.9	$(0.3)	$0.6
Fixed Income	3.6	(0.1)	3.5
Other (2)	0.4	—	0.4
Total	$4.9	$(0.4)	$4.5

(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services and certain alternative investments.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$149.7	$104.6	$87.5	$341.8
Non-U.S. Clients	110.3	81.1	1.7	193.1
Total	$260.0	$185.7	$89.2	$534.9

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
US $ Thousands, unaudited	9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016

Net Revenues, GAAP basis	$812,150	$802,313	$764,917	$786,256	$747,591	$725,806
Exclude:
Long-term incentive compensation-related investment (gains) losses	(2,055)	(1,926)	(2,979)	846	(2,556)	(792)
Long-term incentive compensation-related dividends and interest	(130)	(150)	(158)	(1,212)	(142)	(142)
Distribution-related payments	(108,284)	(102,756)	(96,367)	(95,419)	(95,844)	(93,217)
Amortization of deferred sales commissions	(7,629)	(8,307)	(9,079)	(9,460)	(9,787)	(10,577)
Pass-through fees & expenses	(9,759)	(9,701)	(10,407)	(10,682)	(9,768)	(11,708)
Gain on sale of software technology	(361)	(4,231)	—	—	—	—
Impact of consolidated company-sponsored investment funds	(23,368)	(25,701)	(22,155)	(8,360)	(16,114)	(5,471)
Adjusted Net Revenues	$660,564	$649,541	$623,772	$661,969	$613,380	$603,899

Operating Income, GAAP basis	$162,027	$162,537	$166,312	$222,239	$185,309	$142,575
Exclude:
Long-term incentive compensation-related items	329	417	68	(252)	363	(354)
Gain on sale of software technology	(361)	(4,231)	—	—	—	—
Real estate (credits) charges	18,655	20,747	(2)	(6,941)	(140)	(2,801)
Acquisition-related expenses	1,462	25	524	514	303	239
Contingent payment arrangements	(193)	—	—	—	(21,483)	—
Sub-total of non-GAAP adjustments	19,892	16,958	590	(6,679)	(20,957)	(2,916)
Less: Net (loss) income of consolidated entities attributable to non-controlling interests	16,526	17,169	16,318	6,697	15,696	4,843
Adjusted Operating Income	$165,393	$162,326	$150,584	$208,863	$148,656	$134,816

Operating Margin, GAAP basis excl. non-controlling interests	17.9%	18.1%	19.6%	27.4%	22.7%	19.0%

Adjusted Operating Margin	25.0%	25.0%	24.1%	31.6%	24.2%	22.3%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
$ Thousands except per Unit amounts, unaudited	9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016
Net Income - Diluted, GAAP basis	$43,314	$41,878	$44,086	$72,963	$50,479	$39,261
Impact on net income of AB non-GAAP adjustments	4,960	5,637	197	(9,761)	(6,953)	(949)
Adjusted Net Income - Diluted	$48,274	$47,515	$44,283	$63,202	$43,526	$38,312

Diluted Net Income per Holding Unit, GAAP basis	$0.46	$0.43	$0.46	$0.77	$0.52	$0.40
Impact of AB non-GAAP adjustments	0.05	0.06	—	(0.10)	(0.07)	(0.01)
Adjusted Diluted Net Income per Holding Unit	$0.51	$0.49	$0.46	$0.67	$0.45	$0.39

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments. In addition, adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues. We believe offsetting net revenues by distribution-related payments is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties who perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. We offset amortization of deferred sales commissions against net revenues because such costs, over time, essentially offset our distribution revenues. We also exclude additional pass-through expenses we incur (primarily through our transfer agency) that are reimbursed and recorded as fees in revenues. These fees do not affect operating income, but they do affect our operating margin. As such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation. Lastly, in the second and third quarters of 2017 we excluded a cumulative gain of $4.6 million on the exchange of software technology for an ownership interest in a third party provider of financial market data and trading tools because these transactions are not part of our core operating results.
Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (2) the gain on the sale of software technology during 2017 (3) real estate charges (credits), (4) acquisition-related expenses, (5) adjustments to contingent payment arrangements, and (6) the impact of consolidated company-sponsored investment funds.

Prior to 2009, a significant portion of employee compensation was in the form of employee long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement and also impacts compensation expense. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

A realized gain on the exchange of software technology for an ownership interest in a third party company during 2017 has been excluded due to its non-recurring nature and because it is not part of our core operating results.

Real estate charges (credits) have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

The recording of changes in estimates of the contingent consideration payable with respect to contingent payment arrangements associated with our acquisitions are not considered part of our core operating results and, accordingly, have been excluded.

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We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.
Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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